Exhibit 99.2

Transcript of conference call on November 11, 2010 at 11 am et.

operator
Good morning, and welcome to Celsius Holdings Third Quarter 2010 Investor Conference Call. Joining me on the call today is Steve Haley, the Company's Chief Executive Officer, and Geary Cotton, the Chief Financial Officer.

During the course of this conference call, we will be making forward-looking statements regarding future events and the future performance of the Company. We caution you that such statements reflect our best judgment based on factors currently known to us, and that you should not rely on such forward-looking statements since our actual events or results could differ materially as a result of a number of important factors.

These factors include general economic and business conditions, trends, the impact of competition, technology, and regulations and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements or other information provided during this conference call.

In adherence to Regulation Fair Disclosure, the Company has provided information in its third quarter 2010 results press release, and this publicly announced conference call. We will not provide any further guidance or updates on performance during the quarter unless we do so in a public forum.

It is now my pleasure to introduce your host, Steve Haley. Thank you Mr. Haley. You may begin.

Steve Haley - Celsius Holdings - CEO

Thanks, Christine, and thank you for joining us for our third quarter 2010 investor conference call. Financial results for our third quarter 2010 were released to the public yesterday in our press release. You can view a copy of this press release on our website at www.celsius.com in the investor section.

The quarter can best be summed up as an aggressive effort to raise the top line through heavy promotions and consumer advertising, with mixed results. Scan data from the cash registers showed that consumer sales continued to increase, but not at a corresponding rate of the increased marketing spend. This led to a lower net revenue number, and a higher loss than our plan had called for.

Before getting into more of the details, let me first provide a summary of our results, and offer some brief insight into the numbers. Geary will provide more details in a few minutes. Our top line net revenue was $1.8 million, and this is down from the $4.1 million in the second quarter. And you may ask if consumer sales at the register are increasing, why would the top line decrease from the last quarter?

One of the first reasons is we shipped a large pipeline order in Q2 to Wal-Mart. These large initial orders that mainly fill the supply chain and store shelves lead to a high degree of lumpiness in revenues as we're adding these larger retailers. If you remember, we had the initial pipeline order for Costco in the fourth quarter of 2009.

A second reason for the lower than expected top line is a pipeline order to another large retailer was delayed by the retailer until the latter part of the quarter, and we were requested to only ship about half the planned amount in September.

In addition to the variants driven by the timing of the initial pipeline orders, we ran large promotions at three of our larger retailers. These promotional discounts net against invoiced amounts to arrive at our reported net revenue. Two of these promotions were much more successful than planned, and thus we had a larger hit to our net revenue.

We believe these promotions were successful in driving more consumer sales, but at a $1.8 million hit to our top line. Our plans don't call for this magnitude of promoting in the future.

Of the roughly 27,000 retail locations that we get scan data from, we saw a 24% increase in consumer purchases this third quarter versus the prior quarter. This data does not include the military, the convenience channel, health clubs, and gyms, or new retailers like Target or BJ's.

It's a good increase, but not what we expected with our increased marketing efforts. Also, the Nielsen or IRI data that gathers and reports on Scan data show that in the top 20 nutrition aisle brands in food, drug, and mass, excluding Wal-Mart, for the most recent 12 week period ending October 2, 2010, Celsius' growth was 121%, and the fastest growing brand in the top 20. Remember, this period includes the previously mentioned aggressive promotions.

Our bottom line was also impacted by the more aggressive marketing spend. We utilized various marketing vehicles and closely tracked their weekly performance against consumer scan data. Our plans had called for a lower spend, but with the extra line of credit provided by Carl DeSantis, we were more aggressive in an attempt to build our base. As I mentioned, we were successful in this regard. The long term impact of the extra spend will be seen over the upcoming quarters.

Before Geary covers more of the financial details and the ramifications of these activities, let me give some more highlights of the third quarter, because we made considerable progress on several fronts that should not be overlooked when evaluating the quarter.

As announced by the National Advertising Division of the Better Business Bureau, after a thorough review of all of our clinical research and marketing claims, the NAD decision said our science does back up our claims that drinking Celsius results in increased metabolism, calorie burning, fat loss, decrease in body fat, greater endurance performance, and greater resistance to fatigue or increased energy.

They verified that Celsius does burn over 100 calories by raising resting metabolism over a three hour period. And when combined with exercise, it delivers increased fat loss and other benefits such as greater endurance.

Knowing that we have the science to substantiate the benefits of Celsius is not new, but having the NAD's in depth review and positive decision sets Celsius apart from many companies that do not have the scientific foundation or have not participated in a review process such as this.

Also, I would like to add that going through a process like this shows just how critical following the proper protocols for a study and doing so with accredited experts in their field, like we have done, is critical. We are proud of our science, as it makes up a large part of our overall intellectual property, and something that would take a large amount of time and capital to replicate.

One of our key initiatives is to increase availability for Celsius in the cold drink, immediate consumption channel. We've had great success getting the warm four packs into national distribution, but need an easier way for consumers to try cold Celsius. To gain the national distribution, we utilized the larger retailers own warehousing systems.

The refrigerated doors or cold vaults in most stores, however, are serviced by local DSD or Direct Store Delivery distributors. We are actively adding these local distributors to service these locations in the stores. We're now in full swing with the Coast network of distributors on the West Coast, and we are already seeing success in bringing on smaller regional chains, as well as additional cold space in accounts where Celsius is already in the nutrition or diet aisles in four packs.

In accounts where we have both four pack and cold singles, we see strong growth. The cold singles make it easier for a consumer to try a few and determine their favorite flavors. I should also point out that we have gained many authorizations for smaller convenience chains around the country where we will continue to utilize larger convenience wholesalers such as McLane. This is especially important for areas where we have not put together a contiguous network of distributors like we have with the Polar network in the northeast or the Coast network out west.

Many of these regional chains have 100 to 300 locations, and they are the dominant chain in their respective areas. While we are getting the authorizations lined up now, the actual resetting of their stores will be early next year. So we shouldn't see much impact on our sales until the first quarter of 2011.

In addition to the cold door initiative, we are aggressively working to get Celsius into more gyms and health clubs. While our overall volume will probably always be greater in the larger food and beverage retailers, the healthier characteristics and pre-exercise benefits of Celsius makes gyms and health clubs one of the best places to drive trial.

We do sampling at many large and small events, but believe the best way to get a loyal Celsius customer is to have them try a can before they exercise. We've known for a long time that if someone tries Celsius and can understand what it is and does, they will buy it.

The feedback that we get says the fastest way for someone to understand its benefits is to drink one before their workout or before their favorite activity. This also helps reduce skepticism.

We've given out thousands of samples, and the feedback was positive in regard to taste, but the prospective consumer couldn't really tell if they were burning calories. They may feel extra energy from the rise in metabolism, but this only led them to think of Celsius as more of an energy drink, albeit, a healthier one.

We have the multiple clinical studies that help prove Celsius burns calories, along with many other benefits, but nothing can prove the benefits more than someone doing their own personal study by seeing how it improves their own exercise or workout. To help get Celsius into more gyms and the like, we engaged Europa as our distributor for this channel of trade. Europa is the country's largest distributor for this channel, and we are excited to be working with them.

Getting more consumers to try Celsius before their favorite exercise is even more important now that the sports drink market is starting to segment. For example, Pepsi has renamed Gatorade as the G-Series now, with specific products targeted at pre-workout, during workout, and post workout.

This emerging pre-exercise category is one that is receiving a lot of marketing dollars. And we believe that this category will be the fastest growing segment of the sports nutrition beverage market. We also believe we have a great head start, and our ability to make powerful function claims, as well as being able to feel the benefits from just one can gives us a unique advantage. We look forward to competing with others in this growing category based on which product leads to the best results and performance.

We've been asked whether or not we are leaving behind the market of consumers looking for weight loss, since obesity is such a large problem here in the US, as well as around the world. Our answer is no. Hopefully, you've seen the increasing number of real Celsius customers who have very real and exciting results from drinking Celsius.

In the last four weeks, we've been on each of the major television news networks, who have done three to five minute news segments interviewing these Celsius customers, and highlighting their exciting results. The key here is all of them used Celsius as an important part of their transformation. And also key was exercise and a better diet.

There certainly is a portion of the potential weight loss market that is looking for a magic potion, drink, or pill -- one that they will drink or take and expect the pounds to just melt away. We believe that this is a fickle market, and one that goes from product fad to product fad hoping for results.

Now we certainly have some great stories from people who have lost weight because they switched from some high calorie sugary drink to Celsius, and because they are not getting the calories from the other one, and they're burning more than they take in with Celsius, it led to weight loss, and we are excited about this.

But, we believe using the drink occasion of pre-exercise to introduce Celsius will let them see and feel the results even faster than only waiting to see if they lose weight. And even more important is if you're drinking Celsius to lose weight, doing so before even very light exercise, like a short walk, will lead to faster results. So we're excited about where the market is heading, and believe that Celsius, and the real results that it delivers, position us to be a leader.

To further our ability to exploit the growing fitness wave and the more recent sports drink market segmentation, we are launching more products, all based on the proven MetaPlus technology. While they were not part of our third quarter sales, we have now launched two new flavors.

The new Strawberry Kiwi and Lemon Iced Tea have received fantastic reviews so far, and we believe soon will be in our top four, if not top two or three flavors. Both are non-carbonated, and available now on our website, Celsius.com. They will start showing up on some retailer shelves over the course of the quarter and into next year. Remember, some of the larger retailers -- for some of the larger retailers, it could take months before a new product gets into their planograms.

We're also now producing our new 2.5 ounce Celsius shot. It has a full serving of MetaPlus, and the flavor is Calypso Punch. This will be a great product for someone that wants the full benefits of Celsius, but not looking for a full ready-to-drink version to enjoy. The shot should be available from our website late November, and start moving through the supply chain in December.

Announced just this week, we will also launch our new stevia based ready to drink Celsius that will be an Apple Orchard Blend flavor, and targeted specifically to the health food channel. This product will also start to ship late in the fourth quarter.

You can see we continue to make progress, and we're excited about it. Still the fact remains, sales are not at the levels we expected, and we believe we'll need additional capital for growth. We have engaged Zenith International to help us identify and evaluate the best alternatives. We're only in the initial stages of the process, and our objective is to close the deal sometime in the first quarter of 2011.

As I now turn it over to Geary for more of the details of the numbers, I hope you get a feel for why we are optimistic about our future. Consumer sales at the register are increasing. Our science has been validated, and we continue to strengthen our product line. We're expanding our distribution, both in channel breadth as well as geographic depth. We still have a lot of work to do, but real progress is being made.

I'll now turn it over to Geary for more of the financial specifics, and afterward, he and I will open it up for your questions.

Geary Cotton - Celsius Holdings - CFO

Thank you, Steve. Net revenue for the three months ended September 30, 2010 increased 32% to $1.8 million from $1.3 million for the comparable quarter in 2009. The quarter this year included a charge to revenue of $1.8 million, compared to $232,000 last year related to discounts, coupons, slotting allowances, and promotions. This is an increase over $1.5 million. As Steve mentioned, the Company strategically determined to be very aggressive with the promotions in the third quarter.

The details of the $1.8 million of promotions include $450,000 in temporary price reductions, $870,000 in consumer coupons, $380,000 in slotting fees, and $100,000 for other discounts and allowance. If you compared invoice revenue this year versus last year, the amount is $3.5 million invoiced this year against $1.5 million, or an increase of 133%.

Total case equivalents for the three period -- the three months ended September 30, 2010 increased to 155,000 versus 64,000 for the same period last year, an increase of 142%. Sequentially, from the second quarter, net revenue was down from the $4.1 million, of which $1.4 million was a pipeline fill. Pipeline fill in the third quarter was approximately $560,000.

Gross profit was 2% in the third quarter of 2010, compared to 43% for the same period in 2009. Because of the large promotions this year, a more accurate view of the actual cost of goods should be compared to invoice sales. The third quarter 2010 cost of goods was 50% of invoice sales compared to 49% for the third quarter of 2009.

Sales and marketing expenses increased substantially to $4.2 million in the third quarter versus $2.6 million in the same quarter a year ago. Expense increases as compared to the same quarter last year were, consumer advertising up $1 million, and product sampling up $500,000.

General and administrative expenses increased from $624,000 for the third period in 2009 to $722,000 in the third quarter of 2010, an increase of $148,000. This was due to an increase in professional fees of $115,000, increase of one time employee severance related expenses of $135,000 offset by a decrease in option expense of $84,000. Net loss for the third quarter of 2010 was $5 million or $0.27 a share versus $2.7 million or $0.36 a share in the third quarter of 2009.

As was mentioned earlier, the Company has not met its internal operating plan requiring the Company to seek additional capital. We have engaged Zenith International to lay out our strategic capital opportunities. Zenith International is one of the top advisors in the beverage industry, and has assisted many companies in accomplishing what we are trying to do.

At the outset of the year, when we completed the capital raise, our goal was to get to cash positive by the first quarter of 2011. We believe now that we are about a year out from where we originally anticipated, and additional capital requirements are in the $5 million to $10 million range, depending on anticipated marketing spend.

We as management are still very optimistic about the Celsius brand, and I look forward to keeping you informed of our progress. Now, I'll turn it back to Steve for closing remarks.

Steve Haley

Thanks. Let me once again say that we remain excited about the potential for the Company, the Celsius brand, and the MetaPlus technology. It's taking more time and capital than we planned, but so many of the elements of the original vision continue to get better and stronger.

The official review of our studies is a big plus for us, and the new products built on the MetaPlus formula look like winners. The fitness wave is huge and growing, and the pre-exercise segment looks to offer substantial growth.

We're very well positioned here, and excited about exploiting our head start in the emerging category. If you haven't been to our website recently, please do so. There are many more customer success stories and more insight into the pre-exercise category and positioning.

We see that it will take additional capital to continue to grow the brand, and we are committed to finding a strategic partner for not only the required growth capital, but hopefully extra value-add in the marketplace. The team and I are committed to working together to grow the Celsius brand and company, as well as this exciting new category.

With that, we'll open it up for questions. Operator, are there any out there? Christine?

QUESTION AND ANSWER

Operator: Thank you. We will now be conducting a question and answer session. (Operator Instructions) Thank you. Our first question is from Mickey Schleien with Ladenburg. Please, proceed with your question.

Mickey Schleien: Good morning, Steve, and Geary. Can you hear me okay?

Steve Haley: Yes, Mickey. Thanks.

Mickey Schleien: I have a number of questions, so please be patient. Can you tell me what your go forward strategy is going to be with respect to spending on marketing versus your cash flow profile?

Steve Haley: Go ahead.

Geary Cotton: Yes, Mickey, this is Geary. I'll answer that. The plans right now are continue spending not at the levels as we saw in the third quarter, but at more normal levels. And we'll continue to market through the fourth quarter and the first quarter. Looking at marketing expenses of about $3 million. As I mentioned, we believe that we need capital in the $5 million to $10 million range. The $5 million is more of a base range to -- where we reduce our marketing, and the $10 million is a much more aggressive marketing. I believe that the strategic partner that comes along will have a lot of input as to whether we take a very aggressive -- continue to take an aggressive approach or a slower growth approach. So that will be determined once we have our strategic partner and our funding in place.

Mickey Schleien:  And how about on the couponing and promotional expense [fee]? In other words, the costs that are netted against gross revenue -- how should we think about those progressing over the next couple of quarters?

Geary Cotton: Well this last quarter it was the $1.8 million. We expected it would be at least half of that going forward. We will still continue to promote. That will still be an important part of increasing the consumer awareness, but not to the -- nowhere near the levels that we did this quarter.

Mickey Schleien:  Okay. I noticed that in the quarter, your top two customers still represented almost half your revenue. Can you give us some background on why that's still the case, given all the success you've had in terms of acquiring new customers?

Geary Cotton: What was your question? Your question was regarding the sales in the third quarter, or are you referring to --?

Mickey Schleien: Yes.

Geary Cotton: The sales in the third quarter were not to just a few customers. They were more spread out in the third quarter. In the second quarter, we had a large initial pipeline to Wal-Mart.

Mickey Schleien:  Okay, can you -- I'm a little confused on your volumes, because in the press release, it says 125,000 case equivalents, but I think in the prepared remarks, you mentioned 155,000. Could you just give me -- what was the pipeline volume and reorder volume in the quarter?

Steve Haley:  Okay, it's a good question, and I know it's probably confusing, so I'll take 0some time to go over that. First of all, when we talk about the 125,000 case equivalents, we're talking about retailer scan data. So we have reports that come in through IRI and Nielsen that track our SKUs as well as we have access to some accounts directly through their systems. And that is the 125,000 in the third quarter, compared to 100,000 in the second quarter.

Mickey Schleien: Okay, so this is the -- I'm sorry to interrupt you - but this is the sell-through.

Steve Haley: Correct. This is the sell-through.

Mickey Schleien: Okay, I understand that.

Steve Haley:  Okay. Now if you look at the pipeline from the second quarter to the third quarter, the pipeline -- and we're talking case equivalents -- and these are our sales, not [the scans], the pipeline fill in the second quarter was 62,123, and reorders were 151,441. In the third quarter, pipeline was 12,425, and reorders was 142,266. So, reorders were slightly down from the third quarter.

Mickey Schleien:  Okay, and pipeline was down substantially. So you mentioned that there was one large pipeline order that was delayed from -- at least partially from the third quarter to the fourth quarter. Can you give us a sense of the scale of that order?

Steve Haley: That was about 250,000 that were actually shipped. It was about a $500,000 order.

Mickey Schleien: Okay, order in total. Okay. Fair enough. And can you give me the pipeline and reorder volumes a year ago in the third quarter of '09?

Steve Haley: Yes, in the third quarter of '09, pipeline fill was 10,774 units, reorders 48,331, for a total of 59,105.

Mickey Schleien:  Okay. So looking at price per case in terms of gross revenue, it has declined a bit -- looks like we're at about $23.00 now, it was $24.00 previous quarter, $25.00 in the first quarter. What do you attribute that decline to? And what's the outlook for your -- we can call it a nominal price per case?

Steve Haley:  There is a slight difference, Mickey, when we're selling to the DSD distributors versus direct to the retailers. The distributors get a piece for their service of going to the -- to service the cold doors, or just service to the stores.

So as our percentage would shift a bit to the DSD, you're going to see a little decline in that. Overall, though, the marketing expense is about the same when you add up what we do with the broker commissions and pieces to the direct retail. You're noticing that increased DSD sales.

Mickey Schleien:  Okay. And in terms of cost per case, it crept up a little bit from the previous quarter. It looks like a little over $11. You were below $11 in the second quarter. Is that freight, or is there something else going on there?

Steve Haley: Yes, it's freight. You want to --?

Geary Cotton:  Yes, it's freight. Our actual costs have come down because of larger volumes. And freight has gone up as we have more geographic -- out in the West Coast, the shipments. And we're shipping from one location. So it is high, and will continue at the rate that it is presently.

Mickey Schleien: Okay.

Steve Haley:  And again, that's a -- the more we do the DSD, we'll ship a little bit larger orders. As you're going direct to retail, many times you have smaller orders. And as more of the stores now are loaded up throughout the year, that leads to a lot of little shipments all over the country. Freight is something we want to work hard on. Hopefully in the West Coast, as Geary mentioned, we can have a little benefit from going more the DSD route.

Mickey Schleien: Okay. Can you give us a sense of how many doors you're in with cold singles at this point?

Steve Haley: Not really.

Mickey Schleien:  I mean, is it hundreds, is it thousands, or -- I'm just trying to get a sense of how that's progressing. I think -- I do agree with you. I think it's absolutely critical to get into those cold doors, and I'm trying to gage where we are on that growth cycle.

Steve Haley:  We don't have that and I'd be shooting -- we'd both be shooting from the hip to have it. A lot of it is starting to grow, as we mentioned earlier, through the network of distributors, and we don't have as timely of feedback.

And remember, a lot of the convenience stores and the like and gyms, they don't go through the IRI data. We'll work to get that information, as we want it, of course, as well, but we don't have it right now.

Mickey Schleien: Okay, so it sounds like it's still pretty early stage.

Steve Haley:  Yes, we have some in the -- when you look at the 27,000 we're getting in the IRI data, there's still a large number of stores out there that we have in the convenience channel. So you're looking at maybe 3,000 to 4,000, but we're expecting many, many more as this thing really gets going.

Mickey Schleien:  Okay. And I just want to go back to the customer concentration question, because in the Q -- I think I confused you. I asked you why it was still so high in the quarter. It's actually the nine month period was 48% for the top -- looks like top two customers. So, does that mean that it's come down substantially as the year has progressed?

Steve Haley: That will come down, yes. The --

Mickey Schleien: So has it come down or --?

Steve Haley: Yes.

Mickey Schleien: Or, in other words, how concentrated were your sales and revenues in the third quarter?

Steve Haley:  They were not concentrated very much at all, because with that account that we shipped in the third quarter, it was just getting into distribution. So there are very few orders that we had. Typically, the month after the pipeline, it takes a while to get into the system. And as you know, the turns are a little bit less than what we anticipated. So their stock is full. And until they run through their warehouse, we're not going to expect orders from those customers.

Mickey Schleien:  Okay. And lastly, I know it's early, but in terms of the capital you're looking to raise, are you more -- or is the Board more predisposed to equity or are you thinking more of a convertible or just straight debt? Or, can you say anything at this point?

Steve Haley:  Yes, we can talk openly about what the plans are. Our number one option, if it was available to us, would be to have a large strategic partner that had the financial strength and the extra marketing techniques and distribution muscle to help us get to the next level. And hopefully, that would be someone that's looking at this pre-exercise and says we like this, we like the science and we want to give these guys a shot, and they would give us good input as to how to move to the next level. There could be an outright purchase of the entire company if somebody came along. There could be a large investment from private equity that could come along. Or, there could be a smaller pipe transaction if the others didn't avail themselves.

So, we've asked Zenith to look at all the opportunities. We're talking to all types of companies to see what the level of interest is. And we'll, of course, pick the best ones that -- for the shareholders.

Mickey Schleien: Okay. Thanks, Geary. I appreciate your time. Thanks, Steve.

Geary Cotton: Thanks, Mickey.

Operator: (Operator Instructions)

Unidentified Speaker:  Okay, we have a question from the internet. With the continued decline in the stock since it has reached the NASDAQ, is there a possibility that you will be selling the brand to a different company?

Steve Haley: Say that again, (inaudible).

Unidentified Speaker: Is there a possibility that you will be selling the brands to a different company?

Geary Cotton: All the options are -- we're looking at all the options. So, yes, that would be one.

Unidentified Speaker: What is happening to international sales and introduction to new countries?

Steve Haley: Those that have been with us for a long time know that we did do a pretty good push in international a couple of years ago. Since then, we have -- we're not adding more. We have some countries doing well. Sweden's doing well. The Middle East, they've added a few more countries there in Kuwait and Jordan. It's taken longer to get some of the regulatory approvals than we expected.

But there are international shipments each quarter. However, we're not aggressively trying to add more of these distributors internationally, even though we are continuing to be approached by distributors overseas. Our goal would be to find a potential partner that might want to do many of the countries, if not all continents at a time, if not all of international. And the more we would go down the path of adding these smaller distributors that might get in the way.

So we put the international expansion a little bit on hold until we figure out -- in some of these discussions with the larger companies -- so that we don't have a barrier to their interest in our international footprint.

Unidentified Speaker:  The next question is asking $5 million to $10 million is needed -- first question here is, by when? And, how much stock are you trying to sell? You can't sell more than a dollar a share anymore. That means 10 million new shares, which means over 50% dilution. What will this do to the stock? What about delisting from NASDAQ?

Steve Haley:  All right, well let's go -- the first question is the $5 million to $10 million. We have sufficient capital to get us through the first quarter. So, our plans are to get a deal done by the end of the first quarter.

The next question was would it be at -- below $1, would it be above a $1? That would depend on who is looking at the Company. If it was a large company and they wanted to get into this particular -- take our science to the next level, it could be at a premium, totally independent of what the stock is trading at. If it was a pipe, it's probably going to be based on a market value.

So could it have a dilutive effect? Yes. And if it goes below $1, there's going to be a period of time where we'll have to evaluate the NASDAQ requirements. There is a time period if we continue to trade under that, but that's something that we will address at that point in time.

Unidentified Speaker:  The next question is, what do you believe the studies actually add to the value of the Company? Do you believe this adds value to the Company that investors don't understand completely?

Geary Cotton:  Yes, this is Geary. I'll answer that question. I believe that the Company has gone from a conceptual standpoint a year ago when there were very few sales, very few numbers to go off; that it was all a concept and the stock price was extremely high.

Now we're into the realism phase of -- we're having sales, we're having to face the difficulties of getting distribution, and getting the consumer awareness. So it's totally shifted to financial analysis of the Company, which is to be expected as a public company.

We're hoping that somebody will acknowledge that we have a great product, that it is unique, and that it can become a very, very substantial product all around the world. And that's our attempt that somebody understands that this is a great product and gets behind us and helps us take this to the next level.

Unidentified Speaker: Will we see Wal-Mart taking Celsius into all the stores?

Steve Haley:  Will we see Wal-Mart taking it into more stores? I think we have several - call them tests going on at Wal-Mart, Target, and some others. It depends on the sell-through. We're certainly working towards that and want to see it increase, just like Costco did. We started with a test there, and now we're in all their stores. So, that's our goal. There's -- we don't -- can't predict when that will happen, but that's what we're working towards.

Unidentified Speaker: Is Mario Lopez going to be part of the 2011 marketing with Celsius?

Steve Haley: Is Mario going to be part of our plan? He certainly is now up through some of 2011. As far as whether that goes further, we haven't determined that yet.

Unidentified Speaker: There's a different question. Is there any update on licensing of the formula to third parties?

Steve Haley:  The question on licensing MetaPlus to other parties is a little bit like the answer internationally. We really can't comment, and it would depend on our end partner, probably, on that direction of someone wanting to put Celsius in one of their own brands. So I really can't say more there.

Unidentified Speaker: Does Jan Norelid still work for Celsius? Has his severance been paid yet?

Steve Haley:  Jan, who's here, obviously, with us, is not an employee of the Company anymore. He provides services to us on projects that mainly Geary has him do. Most of the severance has been -- it's been expensed and about 75% has been paid.

Unidentified Speaker: And what percentage of sales are from packets in the --?

Steve Haley:  I might also point out, we consider Jan an important part of the team. He's not an employee here, but he adds a lot of value, and we're excited to have him as part of the team. Go ahead. What?

Unidentified Speaker: What percentage of sales is from packets in Q3 numbers?

Steve Haley:  In packets, I'll give the -- they've gone from about 1,000 a month up to 3,000 a month in the last quarter. So, they've increased significantly. That's 3,000 case equivalents, which would equal 24 sticks.

Unidentified Speaker: Is there an offer on the table from a private equity firm? At what price per share would you value the Company?

Steve Haley: I cannot discuss any proposals that come along until we have a definitive agreement. We won't be able to say anything.

Unidentified Speaker: What is the level of interest from companies currently with (inaudible)? Is a deal close to being completed?

Steve Haley:  We've just started this process. We have sent out information about the Company. This -- we've made it very clear that we need a big partner. This is not a secret. So we have sent information about the Company to literally hundreds of companies in the beverage and the pharmaceutical, in the nutritional businesses to share with them the potential for an opportunity.

Unidentified Speaker:  At this point, we don't have any questions via the phone nor online. There is one that just came in. Do you have current talks ongoing with one company? Is this company US-based company?

Steve Haley:  Again, I can't discuss any talks that we have until we have a definitive agreement. It sounds like that's all the -- no more calls. Christine, any more questions? There are none here on the internet.

Operator: There are no questions in the phone queue at this time.

Steve Haley:  Well then we'll sign off, and do thank all of the people listening in. and hopefully you see that we did have mixed results. We're excited about where we're heading, however, and about our future. And we look forward to reporting more as we make more progress talking to these potential companies. Thank you.

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